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                                                                    Exhibit 99.1

For Additional Information:
Ed L. Hutchins, 336-732-4200
ed.hutchins@wachovia.com
June 15, 2000

FOR RELEASE: Immediately

                  Wachovia Expects Revenue Growth To Moderate

         Wachovia Corporation (NYSE: WB) announced today that it expects reported revenue and net earnings growth for the second quarter and full year to moderate from the estimates being projected by analysts. This slowing has been caused primarily by the dampening of activity in market-sensitive businesses. Specifically, rising interest rates have tempered growth in the company's capital markets, mortgage and investment businesses and caused modestly reduced margins in lending. Robert S. McCoy Jr., chief financial officer, stated, "Notwithstanding the difficult interest rate environment, Wachovia should still achieve good growth in revenue and earnings although at a somewhat slower pace than the growth rate reported in 1999 or previously expected by management in 2000."

         Additionally, Wachovia plans to take a special provision expense of approximately $200 million in the second quarter to increase its allowance for loan losses and coverage of non-performing assets. "As growth in the economy has diminished, pressure on customer performance has increased," said McCoy. "This has led us to review in considerable detail the impact of the slowing economy on the financial performance of customers. While the overall quality of the loan portfolio remains strong, we have experienced a rise in non-performing loans."

         Wachovia Corporation is a financial holding company with reported assets of $68.8 billion and shareholders' equity of $5.8 billion as of March 31, 2000. In 1999, Wachovia reported revenues, excluding loan loss provision expense and securities gains, of $4.121 billion, up 13.6 percent from 1998. Wachovia's operating earnings in 1999, excluding merger-related charges, were $1.024 billion, up 10.1 percent over 1998.